Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum
Chief Financial Officer
650 940-4700
August 29, 2006
Mountain View, California
IRIDEX CORPORATION TO REQUEST NASDAQ HEARING REGARDING STOCK LISTING
Company Receives Routine Notification after Missing 10-Q filing date
IRIDEX Corporation (NASDAQ: IRIX) today reported that it plans to request a hearing before the Nasdaq Listing Qualifications Panel following the receipt of the expected Nasdaq Staff Determination notice stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). This notice was received because the Company was not timely in filing its Quarterly Report on Form 10-Q for the period ended July 1, 2006.
The expected Nasdaq Staff Determination notice indicated that the Company’s securities will be delisted from the Nasdaq Global Market unless IRIDEX requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). Accordingly, the Company is announcing today that it will request such a hearing before the Panel to review the Nasdaq Staff Determination notice. Pending a decision by the Panel, IRIDEX’ common stock will remain listed on the Nasdaq Stock Market. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.
As previously announced, the Audit Committee of the IRIDEX Board of Directors is conducting an independent investigation, with the support of outside counsel, to review the Company’s recognition of revenue relating to certain sales in the fourth quarter of fiscal 2004, and the Company’s related revenue recognition practices. Outside counsel is currently working with IRIDEX management to determine whether the results of the review will require the Company to restate its financial statements for fiscal 2004, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the first quarter of fiscal 2005, which ended March 31, 2005. The Company previously disclosed in its filing on Form 12b-25 dated August 15, 2006 and in its Periodic Report on Form 8-K dated August 21, 2006 that it would not be able to file its Quarterly Report on Form 10-Q on time because the Audit Committee’s review and analysis is ongoing. The Audit Committee is making every effort to complete its review and analysis, and the Company will make every effort to file its Quarterly Report on Form 10-Q as soon as practicable after the completion of the Audit Committee’s review and analysis.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin diseases in dermatology markets (also referred to as aesthetics). IRIDEX products are sold in the United States through a direct sales force and internationally through a network of 77 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s plans to request a hearing before a Nasdaq Listing Qualifications Panel, whether the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing, the Audit Committee’s review and analysis, and the filing of our Quarterly Report on Form 10-Q. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the outcome of the hearing request, the Audit Committee’s review and analysis or the filing of our Quarterly Report on Form 10-Q. Actual results may differ materially. Additional risks and uncertainties to which the Company is subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.